Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of China Jo-Jo Drugstores, Inc. and its subsidiaries on Form S-8 pertaining to the Company’s 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended and a reoffer prospectus (the “Registration Statement”) related to the consolidated financial statements and schedules of China Jo-Jo Drugstores, Inc. included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2015 filed with the Securities and Exchange Commission on June 29, 2015. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

BDO CHINA SHU LUN PAN Certified Public Accountants LLP

November 25, 2015